Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 20, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. and its subsidiary on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. on Forms S-3 (File No. 333-155414, effective November 17, 2008 and File No. 333-156687, effective January 12, 2009) and Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005 and File No. 333-130709, effective December 27, 2005).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 20, 2009